SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)  September 13, 1995

                         SHOWBOAT, INC.
       (Exact name of Registrant as specified in charter)

                             Nevada
         (State or other jurisdiction of incorporation)

          1-7123                                88-0090766
  (Commission File Number)               (IRS Employee Identification
                                                    No.)

2800 Fremont Street, Las Vegas, Nevada                    89104
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code    (702) 385-9123

                         Not Applicable
  (Former name or former address, if changed since last report)









               THIS DOCUMENT CONSISTS OF 3 PAGES.

Item 5.  OTHER EVENTS

           The Sydney Harbour Casino commenced gaming operations in an interim casino in Sydney, Australia at 6:30 a.m. (New York time) on September 13, 1995. Through Showboat Australia Pty Ltd., Showboat, Inc. is the largest single shareholder at 26.3% of Sydney Harbour Casino Holdings Limited, the parent company of the casino licensee, and has an 85% interest in the management company which operates Sydney Harbour Casino.

           The interim casino is located approximately one mile from the Sydney central business district at Pyrmont Bay next to Darling Harbour on Wharves 12 and 13, formally a cruise ship passenger terminal. The terminal building was renovated to permit the operation of a casino containing approximately 500 slot machines and 150 table games. The interim casino is open daily 24 hours per day. The interim casino also features four restaurants, along with bars, a TAB sports lounge and Pier 13, the casino store. The interim casino is easily accessed by monorail, bus, ferry service and private car.

           The opening marks the beginning of Sydney Harbour Casino's monoply as the only full-service casino in the State of New South Wales for 12 years. This exclusive 12-year period is included in the 99-year gaming license awarded to Sydney Harbour Casino.

           The permanent Sydney Harbour Casino is expected to be open in 1998. The permanent Sydney Harbour Casino will feature approximately 136,000 square feet of casino space, including an approximately 20,000 square foot private gaming area to be located on a separate level which will target a premium clientele. The Sydney Harbour Casino will have approximately 1,500 slot machines and 200 table games. The permanent Sydney Harbour Casino will also contain themed restaurants, cocktail lounges, a 2,000 seat lyric theatre, a 700 seat cabaret style theatre and extensive public areas. The permanent Sydney Harbour Casino complex will include a 352 room hotel tower and an adjacent condominium tower containing 139 privately owned units with full hotel services.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial Statements of Businesses Acquired.

               Not Applicable.

          (b)  Pro Forma Financial Information.

               Not Applicable.

          (c)  Exhibits.

               Not Applicable

                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         SHOWBOAT, INC.
                          (Registrant)


Dated: 13, 1995 September          By:/s/ H. Gregory Nasky
                                      H. Gregory Nasky
                                      Executive  Vice President  and
                                      Secretary